EXHIBIT 10(E)

                                 FIRST AMENDMENT TO
                        AMENDED AND RESTATED CREDIT AGREEMENT

          THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT ("AMENDMENT") has been executed as of the 2ND day of July, 1998 (the "EXECUTION DATE") by DMI FURNITURE, INC., a Delaware corporation (the "COMPANY"), DMI MANAGEMENT, INC. ("Guarantor") and BANK ONE, INDIANA, NATIONAL ASSOCIATION (the "BANK").


                                       RECITALS

          1. The Company and the Bank are parties to an Amended and Restated Credit Agreement, dated October 3, 1997 (as in effect immediately prior to the execution of this Amendment, the "EXISTING AGREEMENT").

          2. The Company has requested the Bank to amend the Existing Agreement, effective as of the Execution Date, as set forth in this Amendment, and the Bank has agreed to so amend the Existing Agreement, subject to the terms and conditions of this Amendment.


                                      AGREEMENT

          NOW, THEREFORE, in consideration of the Recitals and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties to this Amendment, it is agreed as follows:

          1. DEFINITIONS. Terms which are defined in the Existing Agreement shall have the same meanings in this Amendment as are ascribed to them in the Existing Agreement, as amended hereby, excepting only those terms which are expressly defined in this Amendment, which shall have the meanings ascribed to them in this Amendment.

          2.     AMENDMENTS TO EXISTING AGREEMENT.

          (a)  AMENDMENTS TO DEFINITIONS.   Each of the following definitions
which are set forth in Section 1.01 of the Existing Agreement are amended and restated in their respective entireties as of the Execution Date to read as follows:

     "AGREEMENT" means this Amended and Restated Credit Agreement, as amended by the First Amendment, and as further amended, modified, supplemented and/or restated from time to time and at any time.

     "APPLICABLE CREDIT ENHANCEMENT LETTER OF CREDIT COMMISSION RATE" means the rate per annum at which the commission due on each Commission Due Date for each Credit Enhancement Letter of Credit will be calculated, which rate shall be determined by reference to the Ratio of Total Funded Debt to EBITDA in accordance with the following table:

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

               Ratio of Total              Applicable Credit
               Funded Debt               Enhancement Letter of
               To EBITDA                 Credit Commission Rate
               --------------            ----------------------
               3.50 and above                    1-1/2 %
               2.50 to 3.49                      1-1/4 %
               2.49 and less                     1     %

     The Applicable Credit Enhancement Letter of Credit Commission Rate shall be determined on the First Amendment Execution Date on the basis of the Ratio of Total Funded Debt to EBITDA in effect on the First Amendment Execution Date (which the Company and the Bank agree for purposes of the Applicable Credit Enhancement Letter of Credit Commission Rate was 3.4 as of First Amendment Execution Date) and shall be redetermined and adjusted as of the close of each fiscal quarter of the Company thereafter, concurrently with any adjustment to the Ratio of Total Funded Debt to EBITDA (as provided in the definition of Ratio of Total Funded Debt to EBITDA in this Agreement), with such redetermined Applicable Credit Enhancement Letter of Credit Commission Rate to be effective for the entire fiscal quarter of the Company which immediately follows each such fiscal quarter."

     "APPLICABLE DOCUMENTARY LETTER OF CREDIT COMMISSION RATE" means the rate per annum at which the commission due upon the issuance of each Documentary Letter of Credit will be calculated, expressed as a percentage of the maximum amount which may be drawn under the Documentary Letter of Credit, which rate shall be determined by reference to the Ratio of Total Funded Debt to EBITDA in accordance with the following table:

               Ratio of Total            Applicable Documentary
               Funded Debt                  Letter of Credit
               To EBITDA                    Commission Rate
               --------------            ----------------------
               4.00 and above                    1/2 %
               less than 4.00                     __ %

     The Applicable Documentary Letter of Credit Commission Rate shall be determined on the First Amendment Execution Date on the basis of the Ratio of Total Funded Debt to EBITDA in effect on the First Amendment Execution Date (which the Company and the Bank agree for purposes of the Applicable Documentary Letter of Credit Commission Rate was below 4.00 as of the First Amendment Execution Date) and shall be redetermined and adjusted as of the close of each fiscal quarter of the Company thereafter, concurrently with any adjustment to the Ratio of Total Funded Debt to EBITDA (as provided in the definition of Ratio of Total Funded Debt to EBITDA in this Agreement), with such redetermined Applicable Documentary Letter of Credit Commission Rate to be effective for the entire fiscal quarter of the Company which immediately follows each such fiscal quarter.

     "APPLICABLE SPREAD I" means that number of percentage points to be taken into account in determining the rate per annum at which interest will accrue on the Revolving Loan, which shall be determined by reference to the Ratio of Total Funded Debt to EBITDA in accordance with the following table:

                              If determining       If determining
         Ratio of Total       a LIBOR-based        a Prime-based
         Funded Debt           Rate on the          Rate on the
         To EBITDA            Revolving Loan       Revolving Loan
         --------------       --------------       --------------
         4.00 and above            2-1/2%               1/4%
         3.50 to 399               2-1/4%                0 %
         3.00 to 3.49              2    %                0 %
         2.50 to 2.99              1-3/4%                0 %
         less than 2.50            1-1/2%                0 %

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

     Applicable Spread I shall be determined on the First Amendment Execution Date on the basis of the Ratio of Total Funded Debt to EBITDA in effect on the First Amendment Execution Date (which the Company and the Bank agree for purposes of Applicable Spread I was 3.4 as of the First Amendment Execution Date) and shall be redetermined and adjusted as of the close of each fiscal quarter of the Company thereafter, concurrently with any adjustment to the Ratio of Total Funded Debt to EBITDA (as provided in the definition of Ratio of Total Funded Debt to EBITDA in this Agreement), with such redetermined Applicable Spread I to be effective for the entire fiscal quarter of the Company which immediately follows each such fiscal quarter.

     "APPLICABLE SPREAD II" means that number of percentage points to be taken into account in determining the rate per annum at which interest will accrue on the Term Loan, which shall be determined by reference to the Ratio of Total Funded Debt to EBITDA in accordance with the following table:


                              If determining       If determining
         Ratio of Total       a LIBOR-based        a Prime-based
         Funded Debt           Rate on the          Rate on the
         To EBITDA              Term Loan            Term Loan
         --------------       --------------       --------------
         4.00 and above            2-1/2%               1/4%
         3.50 to 3.99              2-1/4%                0 %
         3.00 to 3.49              2    %                0 %
         2.50 to 2.99              1-3/4%                0 %
         less than 2.50            1-1/2%                0 %

     Applicable Spread II shall be determined on the First Amendment Execution Date on the basis of the Ratio of Total Funded Debt to EBITDA in effect on the First Amendment Execution Date (which the Company and the Bank agree for purposes of Applicable Spread II was 3.4 as of the First Amendment Execution Date) and shall be redetermined and adjusted as of the close of each fiscal quarter of the Company thereafter, concurrently with any adjustment to the Ratio of Total Funded Debt to EBITDA (as provided in the definition of Ratio of Total Funded Debt to EBITDA in this Agreement), with such redetermined Applicable Spread II to be effective for the entire fiscal quarter of the Company which immediately follows each such fiscal quarter.

     "APPLICABLE UNUSED COMMITMENT FEE PERCENTAGE" means the percentage determined by reference to the Ratio of Total Funded Debt to EBITDA in accordance with the following table:

               Ratio of Total                Applicable
               Funded Debt              Unused Commitment
               To EBITDA                  Percentage Fee
               --------------           -----------------
               4.00 and above                  1/2 %
               3.00 to 3.99                     __ %
               less than 3.00                  1/4 %

     The Applicable Unused Commitment Fee Percentage shall be determined on the First Amendment Execution Date on the basis of the Ratio of Total Funded Debt to EBITDA in effect on the First Amendment Execution Date (which the Company and the Bank agree for purposes of determining the Applicable Unused Commitment Fee Percentage was 3.4 as of the First Amendment Execution Date) and shall be redetermined and adjusted as of the close of each fiscal quarter of the Company thereafter, concurrently with any adjustment to the Ratio of Total Funded Debt to EBITDA (as provided in the definition of Ratio of Total Funded Debt to EBITDA in this Agreement), with such redetermined Applicable Unused Commitment Fee Percentage to be effective for the entire fiscal quarter of the Company which immediately follows each such fiscal quarter.

     "BANKING DAY" means a day (other than Saturday or Sunday) on which the Bank is open in Indianapolis, Indiana, for the purpose of conducting substantially all of its business activities, and, if the matter involves the selection or determination of a LIBOR-based Rate, is a day on which dealings are carried on in the London eurodollar interbank market.

     "LOAN DOCUMENTS" means, collectively, this Agreement, the Revolving Note, the Term Note, the Security Agreement, the Mortgages, the Mortgage Amendments, the Guaranty, the Reimbursement Agreements, all other instruments, agreements and documents executed and delivered or to be delivered by the Company pursuant to or by virtue of this Agreement and any and all interest hedging agreements which at any time from and after the Closing Date may be made between the Company and the Bank, as each may be amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time, and when used in the singular form, means any of the Loan Documents, as the context requires.

     "LONDON INTERBANK OFFERED RATE" means, for any Interest Period, an interest rate per annum equal to the rate for U.S. dollar deposits (in an amount approximately equal to the amount of the LIBOR Advance which will bear interest at a rate determined by reference to such interest rate during the Interest Period to which such interest rate is applicable in accordance with the provisions hereof) with maturities comparable to such Interest Period as determined by the Bank as appearing on the display designated as "British Bankers Assoc. Interest Settlement Rates" on the Telerate System ("Telerate"), Page 3750 or Page 3740 (or such other page or pages as may replace such pages on Telerate for the purpose of displaying such rate) as of 11:00 a.m., London time, two (2) Banking Days prior to the commencement of such Interest Period, provided, however, that if such rate does not appear on Telerate Page 3750 or Page 3740, the "London Interbank Offered Rate" applicable to a particular Interest Period shall mean an interest rate per annum equal to the rate at which U.S. dollar deposits (in an amount approximately equal to the amount of the LIBOR Advance which will bear interest at a rate determined by reference to such interest rate during the Interest Period to which such interest rate is applicable in accordance with the provisions hereof), with maturities comparable to the last day of the Interest Period with respect to which such London Interbank Offered Rate is applicable, are offered in immediately available funds in the London interbank Eurodollar market to leading banks by other leading banks in such Eurodollar market at 11:00 a.m., London time, two (2) Banking Days prior to the commencement of the Interest Period to which such London Interbank Offered Rate is applicable, all as determined by the Bank. Each determination of a London Interbank Offered Rate made by the Bank in accordance with the foregoing shall be conclusive, except in the case of demonstrative or manifest error.

     "MAXIMUM AVAILABILITY" means, as of the date any determination thereof is to be made, the lesser of (i) $20,000,000 or (ii) the Borrowing Base.

     "RATIO OF TOTAL FUNDED DEBT TO EBITDA" means, with respect to any period, the ratio of Total Funded Debt at the close of that period to EBITDA of the Company for that period. For purposes of determining the Applicable Unused Commitment Fee Percentage, the Applicable Credit Enhancement Letter of Credit Commission Rate, the Applicable Documentary Letter of Credit Commission Rate, Applicable Spread I and Applicable Spread II, the Ratio of Total Funded Debt to EBITDA shall be determined, on a rolling two quarter basis, as of the close of each fiscal quarter of the Company ending after the Closing Date on the basis of the Interim Financial Statements for such fiscal quarter and the most recent preceding fiscal quarter of the Company (a "Quarterly Adjustment"). No Quarterly Adjustment shall be effective as to any LIBOR-based Rate until the expiration of the period of time for which such LIBOR-based Rate shall have been selected by the Company. The Ratio of Total Funded Debt to EBITDA shall be adjusted on the last Banking Day of the calendar month in which the Bank receives the most recent Interim Financial Statements upon which such adjustment is based. Notwithstanding the foregoing, in the event that the Company fails to deliver any Interim Financial Statements when due as required by this Agreement and fails to cure such default within ten (10) days after notice of such default to the Company by the Bank, then the Applicable Unused Commitment Fee Percentage, the Applicable Credit Enhancement Letter of Credit Commission Rate, the Applicable Documentary Letter of Credit Commission Rate, Applicable Spread I and Applicable Spread II shall be adjusted (without further notice by the Bank) to the largest number shown in the table applicable to such definition from such due date until the first interest payment date which follows such delivery to the
     Bank of such Interim Financial Statements.   It is noted that the tables
     shown in the definitions of the terms Applicable Credit Enhancement Letter of Commission Rate, Applicable Documentary Letter of Credit Commission Rate, Applicable Unused Commitment Fee Percentage, Applicable Spread I and Applicable Spread II may provide for a Ratio of Total Funded Debt to EBITDA greater than that which will be permissible under the terms of Section 6.01(g)(3) . For the avoidance of doubt, it is agreed that it is the intent of the parties that the Bank shall be free to exercise all remedies otherwise provided for in this Agreement in the event of the violation by the Company of the covenant stated in Section 6.01(g)(3), notwithstanding those tables.

     "SCHEDULED REVOLVING LOAN MATURITY DATE" means December 31, 2000, or such subsequent date to which the Revolving Loan Commitment may be extended by the Bank pursuant to the terms of this Agreement.

          (b) NEW DEFINITIONS. Section 1.01 of the Existing Agreement amended, effective as of the Execution Date, by adding thereto the following new definitions:

     "BORROWING BASE" means, at any date a determination thereof is to be made, an amount equal to the sum of: (a) Eighty Percent (80%) of the net book value (as determined in accordance with GAAP) of Eligible Accounts;
     (b) Fifty Percent (50%) of the Eligible Finished Goods Inventory Value and the Eligible Wood Stock Inventory Value; (c) Twenty-Five Percent (25%) of the Eligible Miscellaneous Inventory Value; and (d) strictly for the period from the First Amendment Execution Date through February 27, 1999, the sum of $1,500,000, all of the foregoing as determined on the basis of the information contained in the most recent Borrowing Base Certificate or as determined by the Bank upon an inspection of the Company's books and records and inventory by the Bank or any other representative of the Bank; provided, however, the Borrowing Base shall be $0 commencing FIVE (5) CALENDAR DAYS AFTER the Company's failure to furnish to the Bank a MONTHLY Borrowing Base Certificate within the period of time required under SUBSECTION 6.01(B)(9) of this Agreement, and continuing until the Bank shall have received a properly completed and certified Borrowing Base Certificate.

     "BORROWING BASE CERTIFICATE" means a certificate signed by an Authorized Officer of the Company certifying the amount of the Borrowing Base and the Maximum Availability as of a stated date and in such form and showing such detail as the Bank reasonably may require from time to time.

     "ELIGIBLE ACCOUNTS" means, at any date a determination thereof is to be made, all outstanding accounts receivable of the Company for which the Company shall have furnished to the Bank information adequate for purposes of identification at times and in form and substance as may be reasonably requested by the Bank; provided, however, that an account receivable shall not constitute an Eligible Account if it: (a) remains unpaid sixty (60) days after the original due date for its payment stated on the applicable invoice; (b) is an account receivable with respect to which the account receivable debtor is the subject of a bankruptcy or similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee or who is no longer conducting its customary business, except and to the extent the Bank otherwise agrees in writing; (c) is an account receivable which is not invoiced (and dated as of the date of such invoice) and sent to the account receivable debtor within the ordinary course of the business of the Company and in accordance with customary billing practices after delivery of the underlying goods to, or performance of the underlying services for, the accounts receivable debtor; (d) is an account receivable arising with respect to goods which have not been shipped or arising with respect to services which have not been fully performed; (e) is an account receivable with respect to which the account receivable debtor's obligation to pay the account receivable is conditional upon the account receivable debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis; (f) is an account receivable in which the Bank does not have a first priority, perfected security interest; (g) is an account receivable due from any Subsidiary or Affiliate of the Company or which is due solely from an accounts receivable debtor which is a United States federal governmental entity or agency, except and to the extent the Bank otherwise agrees in writing; or (h) is an account receivable evidenced by an instrument (as defined in Article 9 of the Indiana Uniform Commercial Code) not in the possession of the Bank. Accounts receivable which are otherwise Eligible Accounts and which are owed for goods used in showrooms or displays and for which extended payment terms (i.e., payment terms which are longer than customarily extended for the purchase in the ordinary course of business of inventory from the Company on account) were given to the account receivable debtors by the Company may be included as Eligible Accounts only to the extent that the aggregate sum of all such accounts receivable do not exceed $750,000. At any time more than twenty-five percent (25%) of the aggregate amount of accounts receivable due from an accounts receivable debtor remain unpaid more than sixty (60) days after the date(s) due as stated on the original invoice(s) evidencing such accounts receivable, then no accounts receivable due the Company from that accounts receivable debtor shall constitute an Eligible Account. Further, to the extent that an Eligible Account is subject to any set-off, offset, credit or other reduction right held by the account receivable debtor, then for purposes of determining the Borrowing Base the amount of such Eligible Account shall be reduced by the sum of all such offsets, credits and reductions.

     "ELIGIBLE FINISHED GOODS INVENTORY VALUE" means, at any date a determination thereof is to be made, an amount equal to the aggregate book value of the Company's finished goods inventory (all as determined and classified in accordance with GAAP), but excluding all such inventory:
     (a) held by a third party on consignment or subject to any repurchase option or arrangement or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis; or (b) which do not comply with any of the following requirements:

          (i) It is in good and merchantable condition for sale to an end user and is readily marketable by the Company in the ordinary course of the Company's business;

         (ii) It conforms in all material respects to all applicable specifications, standards and requirements; AND

        (iii) It complies with or exceeds all standards, mandates and requirements of Governmental Authority with which it must be in compliance for it to be lawfully sold to an end user in the United States of America.

     "ELIGIBLE WOOD STOCK INVENTORY VALUE" means, at any date a determination thereof is to be made, an amount equal to the aggregate book value of the Company's inventory of timber, logs, rough cut lumber and full-board stock (all as determined and classified in accordance with GAAP) and that is readily marketable in established wood markets in its existing condition, but excluding all such lumber and board stock which is not in standard market dimensions.

     "ELIGIBLE MISCELLANEOUS INVENTORY VALUE" means, at any date a determination thereof is to be made, an amount equal to the book value (as determined and classified in accordance with GAAP) of the Company's raw material inventory, including furniture hardware which is not yet part of work in process or finished goods, but excluding all lumber (cut or uncut), board stock, timber, logs and other wood.

     "GOVERNMENTAL AUTHORITY" means, collectively, the federal government of the United States, the government of any foreign country that is recognized by the United States or is a member of the United Nations; any state of the United States; any local government or municipality within the territory or under the jurisdiction of any of the foregoing; any department, agency, division, or instrumentality of any of the foregoing; and any court, arbitrator, or board of arbitrators whose orders or judgments are enforceable by or within the territory of any of the foregoing.

     "INTEREST PERIOD" means, with respect to any LIBOR Advance, the one
     (1) month, two (2) month, three (3) month or six (6) month period selected by the Company as provided in this Agreement and commencing on that day designated by the Company in its written notice to the Bank making such selection (so long as such day is not less than three Banking Days after the date of such notice). Each Interest Period for a LIBOR Advance that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate subsequent calendar month. Each Interest Period for a LIBOR Advance which would otherwise end on a day which is not a Banking Day shall end on the immediately succeeding Banking Day (unless such immediately succeeding Banking Day is in another calendar month, in which case such Interest Period shall end on the immediately preceding Banking Day).

     "LIBOR ADVANCE" means the principal amount of any Loan or Advance as to which a LIBOR-based Rate is elected by the Company pursuant to this Agreement.

     "FIRST AMENDMENT EXECUTION DATE" means July 2, 1998.

     "FIRST AMENDMENT" means the First Amendment to Amended and Restated Credit Agreement, dated as of the First Amendment Execution Date, executed by the Company, Guarantor and the Bank.

          (c) AMENDMENT OF SECTION 2.02(b). The first sentence of Section 2.02(b) of the Existing Agreement is amended and restated, effective as of the Execution Date, in its entirety to read as follows:

          "The obligation of the Company to repay the Revolving Loan from and after the First Amendment Execution Date shall be evidenced by a promissory note executed by the Company to the Bank in substantially the form and substance of EXHIBIT A attached to the First Amendment (as the same may be amended, modified, supplemented, and/or restated from time to time and at any time, the "REVOLVING NOTE")."

          (d) AMENDMENT OF SECOND PARAGRAPH OF SECTION 2.02(b). Effective as of the Execution Date, the second paragraph of Section 2.02(b) of the Existing Agreement is amended by adding the following text to the start of such paragraph:

          "Whenever the Company desires the Bank to make an Advance, the Company shall give the Bank telecopy or telephonic notice not later than 10:00 A.M., Indianapolis time, prior to each Advance, which notice shall specify the amount, the date of the Advance, and whether the Advance is to bear interest at the Prime-based Rate or a LIBOR-based Rate, and if it is to bear interest at a LIBOR-based Rate, the Interest Period. Each Advance Request shall be irrevocable. The Company shall be entitled to request no more than one Advance to be made on any Banking Day."

          (e) AMENDMENT OF SUBSECTION 2.02(c). Effective as of the Execution Date, Subsection 2.02(c) of the Existing Agreement is amended and restated in its entirety to read as follows:

               "(c) INTEREST ON THE REVOLVING LOAN. The principal amount of the Revolving Loan outstanding from time to time shall bear interest until the Revolving Loan Maturity Date at a rate per annum equal to the Prime Rate, plus Applicable Spread I, except that at the option of the

               Company, exercised from time to time as provided in this Agreement, interest may accrue prior to maturity on any Advance or on the entire outstanding balance of the Revolving Loan as to which no LIBOR-based Rate previously elected remains in effect, at a LIBOR-based Rate (for an Interest Period selected by the Company as provided in this Agreement), plus Applicable Spread I, provided that an election of a LIBOR-based Rate for an Interest Period extending beyond the Scheduled Revolving Loan Maturity Date shall be permitted only at the discretion of the Bank. From and after the Revolving Loan Maturity Date, and until paid in full, the Revolving Loan shall bear interest at a per annum rate equal to the Prime Rate, plus Applicable Spread I, plus two percent (2%) per annum, except that as to any portion of the Revolving Loan for which the Company may have elected a LIBOR-based Rate for an Interest Period that has not expired at the Revolving Loan Maturity Date, such portion shall, during the remainder of such period, bear interest at the greater of the Prime Rate, plus Applicable Spread I, plus two percent (2%) per annum or the LIBOR-based Rate then in effect, plus Applicable Spread I, plus two percent (2%) per annum. Each change in the rate of interest to be charged with reference to a Prime-based Rate shall become effective on the date of each change in the Prime Rate. Each change in the rate of interest to be charged with reference to a LIBOR-based Rate shall become effective without notice on the commencement of each Interest Period based on the London Interbank Offered Rate for that Interest Period then in effect. With respect to that portion of the Revolving Loan, if any, which bears interest at the Prime-based Rate, accrued interest shall be due and payable monthly on the last Banking Day of each month until the REVOLVING LOAN Maturity Date. With respect to these portions of the Revolving Loan that bear interest LIBOR-based Rates, accrued interest shall be due and payable on the last day of each Interest Period (except that if the Interest Period is six months, the accrued interest shall be due on the 90th day of such Interest Period and then on the last day of such Interest Period) until the Maturity Date. On the REVOLVING LOAN Maturity Date, the entire unpaid principal balance of the Revolving Loan and Revolving Note and all unpaid, accrued interest thereon, shall be due and payable in full without demand. After the Revolving Loan Maturity Date, interest which accrues on the Revolving Loan shall be payable as accrued and without demand."

          (f) AMENDMENT TO SUBSECTION 2.04(d). Effective as of the Execution Date, Subsection 2.04(d) is amended and restated in its entirety to read as follows:

               "(d) INTEREST ON THE TERM LOAN. The principal amount of the Term Loan outstanding from time to time shall bear interest until the Term Loan Maturity Date at a rate per annum equal to the Prime Rate, plus Applicable Spread II, except that at the option of the Company, exercised from time to time as provided in this Agreement, interest may accrue prior to maturity on any Term Loan Construction Advance or on the entire outstanding balance of the Term Loan as to which no LIBOR-based Rate previously elected remains in effect, at a LIBOR-based Rate (for an Interest Period selected by the Company as provided in this Agreement), plus Applicable Spread II, provided that an election of a LIBOR-based Rate for an Interest Period extending beyond the Scheduled Term Loan Maturity Date shall be permitted only at the discretion of the Bank. From and after the Term Loan Maturity Date, and until paid in full, the Term Loan shall bear interest at a per annum rate equal to the Prime Rate, plus Applicable Spread II, plus two percent (2%) per annum, except that as to any portion of the Term Loan for which the Company may have elected a LIBOR-based Rate for an Interest Period that has not expired at the Term Loan Maturity Date, such portion shall, during the remainder of such period, bear interest at the greater of the Prime Rate, plus Applicable Spread II, plus two percent (2%) per annum or the LIBOR-based Rate then in effect, plus Applicable Spread II, plus two percent (2%) per annum. Each change in the rate of interest to be charged with reference to a Prime-based Rate shall become effective on the date of each change in the Prime Rate. Each change in the rate of interest to be charged with reference to a LIBOR-based Rate shall become effective without notice on the commencement of each Interest Period based on the London Interbank Offered Rate for that Interest Period then in effect. With respect to that portion of the Term Loan, if any, which bears interest at the Prime-based Rate, accrued interest shall be due and payable monthly on the last Banking Day of each month until the TERM LOAN Maturity Date.
     With respect to these portions of the Term Loan that bear interest LIBOR-based Rates, accrued interest shall be due and payable on the last day of each Interest Period (except that if the Interest Period is six months, the accrued interest shall be due on the 90th day of such Interest Period and then on the last day of such Interest Period) until the TERM LOAN Maturity Date. On the TERM LOAN Maturity Date, the entire unpaid principal balance of the Term Loan and Term Note and all unpaid, accrued interest thereon, shall be due and payable in full without demand. From and after the Term Loan Maturity Date, interest on the Term Loan shall be payable as accrued and without demand."

          (f) AMENDMENT TO SUBSECTION 2.05(c). Effective as of the Execution Date, Subsections 2.05(c)(2), (3) and (5) are amended and restated in their entirety to read as follows:

          "(2) The Company may pay all or any portion of the outstanding principal balance of any Loan, provided that if the Company makes any such payment (whether voluntary, mandatory, or as a result of acceleration after default) of a Loan or portion thereof which bears interest at a LIBOR-based Rate other than on the last day of the relevant Interest Period, the Company shall pay all accrued interest on the principal amount paid with such principal payment and, on demand, shall reimburse the Bank and hold the Bank harmless from all losses and expenses incurred by the Bank as a result of such principal payment having been made on other than the last day of the Interest Period then in effect, including without limitation, any losses and expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired to fund or maintain the principal amount paid. Such reimbursement shall be calculated as though the Bank funded its portion of the principal amount paid through the purchase of U.S. Dollar deposits in the London, England interbank market having a maturity corresponding to such Interest Period and bearing an interest rate equal to the London Interbank Offered Rate for such Interest Period, whether in fact that is the case or not.
     The Bank's determination of the amount of such reimbursement shall be conclusive in the absence of manifest error. If at the time of any payment of any portion of the principal of a Loan, interest accrues at both a LIBOR-based Rate or Rates and at the Prime-based Rate on portions of such Loan, then any payment of principal will be applied first to the portion of the Loan on which interest accrues at the Prime-based Rate and next to the portion or portions at which interest accrues at a LIBOR-based Rate or Rates, and if interest accrues on the Loan at more than one LIBOR-based Rate, first to that portion or those portions on which interest accrues at a rate or rates which results in least reimbursement amount."

          "(3) The Company has notified the Bank of its election to use the LIBOR-based Rate with respect to a specified LIBOR Advance and of the Interest Period selected and such notice is given no later than the third (3rd) Banking Day preceding the first day of such Interest Period. Such election and the LIBOR-based Rate shall be effective, provided there is then no Event of Default and the notification required under the preceding sentence has been given, on the first day of such Interest Period. No more than six (6) Interest Periods may be in effect at any one time."

          "(5) If, on or prior to the determination of the interest rate for any LIBOR Advance, the Bank reasonably and in good faith determines that deposits in U.S. Dollars comparable to the amount and for the Interest Period of that LIBOR Advance are not available in the London interbank eurodollar market, or that, by reason of circumstances affecting the London interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the interest rate applicable to that Interest Period, or that the making or funding of loans at LIBOR-based Rates has become impracticable, the Bank shall give the Company prompt notice thereof, and so long as that condition remains in effect, the Bank shall be under no obligation to make, or to convert other Advances into, LIBOR Advances of the type affected, and the Company shall, on the later of (a) the last day of the then current Interest Period for the affected LIBOR Advance (b) seven (7) Banking Days after receipt of the Bank's notice, either notify the Bank and thereafter prepay the LIBOR Advance in accordance with this Agreement, or notify the Bank and thereafter convert the

           LIBOR Advance into an Advance on which interest accrues at the Prime-based Rate. In the event that it becomes unlawful for the Bank to (a) honor its obligations to make any Advance at a LIBOR-based Rate, or (b) maintain any Advance at a LIBOR-based Rate, the Bank shall promptly notify the Company thereof and the Bank's obligation to make the affected type of Advance and to convert other types of Advances into that type of Advance shall be suspended until such time as the Bank may again legally make and maintain the affected type of Advance, and the Company shall, on the last day of the then current Interest Period for that Advance (or on such earlier date as the Bank may specify to the Company), either notify the Bank and thereafter prepay the Advance in accordance with this Agreement or notify the Bank and thereafter convert the Advance into an Advance on which interest accrues at the Prime-based Rate."

          (g)  AMENDMENT OF SECTION 4.01.  Effective as of the Execution Date,
Section 4.01 of the Existing Agreement is amended by adding thereto a new subsection (m), reading in its entirety as follows:

          "(m) YEAR 2000 COMPLIANT.

               (i) All devices, systems, machinery, information technology, computer software and hardware, and other date sensitive technology OF A MATERIAL NATURE (jointly and severally the "Systems") necessary for the Company to carry on its business as presently conducted and as contemplated to be conducted in the future are Year 2000 Compliant or will be Year 2000 Compliant within a period of time calculated to result in no material disruption of any of the Company's business operations. For purposes of these provisions, "Year 2000 Compliant" means that such Systems are designed to be used prior to, during and after the Gregorian calendar year 2000 A.D. and will operate during each time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

          (ii) The Company has: (1) undertaken a detailed inventory, review, and assessment of all areas within its business and operations that could be adversely affected by the failure of the Company to be Year 2000 Compliant on a timely basis AND, AS OF THE FIRST AMENDMENT EXECUTION DATE, THE COMPANY IN GOOD FAITH BELIEVES THAT THE COMPANY AND ITS SYSTEMS ARE YEAR 2000 COMPLIANT.

          (iii) The fair market value of all real and personal property, if any, pledged to the Bank as collateral pursuant to the Loan Documents to secure the Obligations is not and shall not be less than currently anticipated or subject to substantial deterioration in value because of the failure of such collateral to be Year 2000 Compliant."

          (h) AMENDMENT OF SECTION 6.01 - NEW SUBSECTION (k). Effective as of the Execution Date, Section 6.01 of the Existing Agreement is amended by adding thereto a new subsection (k), reading in its entirety as follows:

          "(k) YEAR 2000 COMPLIANCE.  The Company will:

               (1) In the event of any change in circumstances that causes or will likely cause any of the Company's representations and warranties with respect to its being or becoming Year 2000 Compliant to no longer be true (hereinafter, referred to as a "Change in Circumstances") then the Company promptly, and in any event within ten (10) days of receipt of information regarding a Change in Circumstances, provide the Bank with written notice (the "Notice") that describes in reasonable detail the Change in Circumstances and how such Change in Circumstances caused or will likely cause the Company's representations and warranties with respect to being or becoming Year 2000 Compliant to no longer be true. The Company shall, within ten (10) days of a request, also provide the Bank with any additional information the Bank requests of the Company in connection with the Notice and/or a Change in Circumstances.

               (2) Promptly upon its becoming available, furnish to the Bank a copy of each financial statement, report, notice, or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, registration statement or prospectus filed by the Company with any securities exchange or the Securities and Exchange Commission or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which the Company is a party."

     (i) AMENDMENT OF SUBSECTION 6.01(b). Effective as of the Execution Date, Subsection 6.01(b) is amended by adding thereto new subsections (9) and (10), reading in their entirety as follows:

          (9) BORROWING BASE CERTIFICATES. Within TWENTY (20) days after the last Banking Day of each calendar month, if any unpaid balance of the Obligations is outstanding as of such last Banking Day, and at the time of each Advance request made pursuant to Section 2.02(b) if at such time more than seven (7) days has elapsed since the Company submitted a Borrowing Base Certificate, a completed Borrowing Base Certificate, certified to the Bank by an Authorized Officer, setting forth a computation of the Borrowing Base as of the last day of the period covered thereby."

          "(10) MONTHLY ACCOUNT RECEIVABLE AGINGS. As soon as available and in any event within TWENTY (20) days after the end of each month, a detailed report of the Company's accounts receivable, with agings and in such detail as the Bank may reasonably request from time to time.

          (j) AMENDMENT OF SUBSECTION 6.01(g). Effective as of the Execution Date, Subsection 6.01(g) of the Existing Agreement is amended and restated in its entirety to read as follows:

          "(g) FINANCIAL COVENANTS. The Company shall observe each of the following financial covenants:

               (1) TANGIBLE NET WORTH. The Company shall at all times from and after the First Amendment Execution Date maintain its Tangible Net Worth at a level not less than (i) $10,250,000, PLUS (ii) Fifty Percent (50%) of the cumulative Net Income of the Company for each fiscal year of the Company ending after First Amendment Execution Date, provided, that, such amount for each fiscal year shall in no event be less than zero.

               (2) FIXED CHARGE COVERAGE RATIO. As of the close of each fiscal quarter of the Company ending after the First Amendment Execution Date and prior to August 31, 1999, the Company, for the period of the four consecutive fiscal quarters which end on each such close, shall have a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00. As of the close of each fiscal quarter of the Company ending on or after August 31, 1999, the Company, for the period of the four consecutive fiscal quarters which end on each such close, shall have a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.

               (3) RATIO OF TOTAL FUNDED DEBT TO EBITDA. As of the close of each fiscal quarter of the Company ending after the First Amendment Execution Date, the Company, for the period of the four consecutive fiscal quarters which end on each such close, shall have a Ratio of Total Funded Debt to EBITDA of not greater than (i) 5.00 to 1.00 at the close of each fiscal quarter ending on or before February 27, 1999; (ii) 4.00 to 1.00 at the close of each fiscal quarter ending at any time from February 28, 1999 to August 30, 1999; (iii) at the close of each fiscal quarter ending at any time from August 31, 1999 to August 30, 2000, 3.75 to 1.00; (iv) at the close of each fiscal quarter ending at any time from August 31, 2000, to August 30, 2001, 3.50 to 1.00; (v) at the close of each fiscal quarter ending at any time from August 31, 2001, to August 30, 2002, 3.25 to 1.00; and (vi) at the close of each fiscal quarter ending at any time from and after August 31, 2002, 3.00 to 1.00."

          (k) AMENDMENT OF SUBSECTION 6.02(k). Effective as of the Execution Date, Subsection 6.02(k) of the Existing Agreement is deleted and replaced with the following text:

          "(k) This subsection intentionally omitted."

          (l)  AMENDMENT OF SECTION 9.04.  Effective as of the Execution Date,
Section 9.04 is amended by adding thereto the following text immediately preceding the last sentence of such Section 9.04:

          "The Company shall reimburse the Bank for the reasonable costs and expenses incurred by the Bank in having its collateral audit department personnel conduct an annual on-site inspection and audit of the Company's assets which serve as collateral for the Obligations."

          (m) AMENDMENT OF SECTION 9.10. Section 9.10 of the Existing Agreement is amended and restated in its entirety as of the Execution Date to read as follows:

          "THE COMPANY AND THE BANK HEREBY VOLUNTARILY, KNOWINGLY, ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY TRIAL OR HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN THE COMPANY AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN THE COMPANY AND THE BANK. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN AND IN THE OTHER LOAN DOCUMENTS."

          3. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Bank that:

          (a)(i) The execution, delivery and performance of this Amendment and all agreements and documents delivered pursuant hereto by the Company have been duly authorized by all necessary corporate action and do not and will not violate any provision of any law, rule, regulation, order, judgment, injunction, or writ presently in effect applying to the Company, or its articles of incorporation, or result in a breach of or constitute a default under any material agreement, lease or instrument to which the Company is a party or by which it or any of its properties may be bound or affected; (ii) no authorization, consent, approval, license, exemption or filing of a registration with any court or governmental department, agency or instrumentality is or will be necessary to the valid execution, delivery or performance by the Company of this Amendment and all agreements and documents delivered pursuant hereto; and
(iii) this Amendment and all agreements and documents delivered pursuant hereto by the Company are the legal, valid and binding obligations of the Company, as a signatory thereto, and enforceable against the Company in accordance with the terms thereof.

          (b) After giving effect to the amendments contained in this Amendment, the representations and warranties contained in Section 4 of the Agreement are true and correct on and as of the Execution Date with the same force and effect as if made on and as of the Execution Date, except that the representation in Section 4(d) of the Agreement shall be deemed to refer to the financial statements of the Company most recently delivered to the Bank prior to the Execution Date.

          (c) No Event of Default has occurred and is continuing or will exist under the Agreement as of the Execution Date.

          4. CONDITIONS. The obligation of the Bank to execute and to perform this Amendment shall be subject to full satisfaction of the following conditions precedent on or before the Execution Date:

          (a) Copies, certified as of the Execution Date, of such corporate documents of the Company as the Bank may request evidencing necessary partnership action by the Company with respect to this Second Amendment and all other agreements or documents delivered pursuant hereto as the Bank may request.

          (b) This Amendment shall have been duly executed and delivered by the Company to the Bank and executed by the Bank.

          (c) The Company shall have duly executed and delivered to the Bank the Revolving Note in substantially the form and substance of the attached EXHIBIT A.

          (d) The Company shall have paid all costs and expenses incurred by the Bank in connection with the negotiation, preparation and closing of this Amendment and the other documents and agreements delivered
          (e)
          (f) pursuant hereto, including the reasonable fees and out-of-pocket expenses of Messrs. Baker & Daniels, special counsel to the Bank.

          (e) The Bank shall have received such additional agreements, documents and certifications, fully executed by the Company, as may be reasonably requested by the Bank.

          5. GUARANTOR CONSENT AND AFFIRMATION. DMI Management, Inc., in its capacity as Guarantor under the Guaranty Agreement, by its execution of this Amendment, expressly consents to the execution, delivery and performance by the Company and the Bank of this Amendment and each of the other documents, instruments and agreements to be executed pursuant hereto, and agrees that neither the provisions of this Amendment nor any action taken or not taken in accordance with the terms of this Amendment shall constitute a termination, extinguishment, release or discharge of any of its guaranty obligations or provide a defense, set off, or counter claim to any of them with respect to any of its obligations under the Guaranty Agreement or other Loan Documents. DMI Management, Inc., by its execution of this Amendment, affirms to the Bank that its Guaranty Agreement remains in full force and effect, is a valid and binding obligation of it, and continues to secure the Obligations (as the same may increase by virtue of this Amendment), the payment of which is guaranteed by it thereunder.

          6. BINDING ON SUCCESSORS AND ASSIGNS. All of the terms and provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.

          7. GOVERNING LAW/ENTIRE AGREEMENT/SURVIVAL. This Amendment is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Indiana applicable to contracts made and to be performed entirely with such state and without giving effect to the choice or conflicts of laws principles of any jurisdiction. This Amendment constitutes and expresses the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, commitments, inducements or conditions, whether expressed or implied, oral or written. All covenants, agreements, undertakings, representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment, and shall not be affected by any investigation made by any person. Except as expressly provided otherwise in this Amendment, the Existing Agreement, as amended hereby, remains in full force and effect in accordance with its terms and provisions.

          8. WAIVER OF NONCOMPLIANCE WITH SUBSECTION 6.01(g)(3). The Bank has received financial statements from the Company for the fiscal quarter ending
May 30, 1998, which report that as of the close of such quarter, the Company, for the period of the four consecutive fiscal quarters which ended on May 30, 1998, had a Ratio of Total Funded Debt to EBITDA of 3.4 to 1.00, which therefore exceeded the 3.00 to 1.00 maximum ratio permitted under Subsection 6.01(g)(3). Effective as of May 30, 1998, the Bank waives such noncompliance as an Event of Default, but such waiver shall not be deemed a waiver of any failure of the Company to comply on and after the Execution Date with Subsection 6.01(g)(3), as amended by this Amendment.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized signatories as of the Execution Date.

                              BANK ONE, INDIANA,
                              NATIONAL ASSOCIATION


                              By:______________________________________
                                    THOMAS W. HARRISON, VICE PRESIDENT
                                                           (the "Bank")

                              DMI FURNITURE, INC.


                              By:______________________________________
                              _________________________________________
                                                        (the "Company")


                              DMI MANAGEMENT, INC.


                              By:______________________________________
                              _________________________________________
                                                      (the "Guarantor")



REVOLVING NOTE


U.S. $20,000,000                                            October 20, 1998

          FOR VALUE RECEIVED, on or before December 31, 2000, DMI FURNITURE, INC., a Delaware corporation ("Maker"), unconditionally promises to pay to the order of BANK ONE, INDIANA, NA, a national banking association (the "Bank"), at Bank One Center/Tower, 111 Monument Circle, Suite 1911, P.O. Box 7700, Indianapolis, Indiana 46277-0119, the principal sum of Twenty Million Dollars ($20,000,000.00), or so much of such amount as may be disbursed by the Bank as Advances under the Revolving Loan under the terms of the Amended and Restated Credit Agreement, dated October 3, 1997, by and between Maker and the Bank (referred to herein, as the same may hereafter be modified, amended, restated, and/or extended from time to time and at any time, as the "Credit Agreement"), together with interest thereon at the rates as provided in the Credit Agreement. Capitalized terms used herein but not defined herein shall have the meaning ascribed thereto in the Credit Agreement.

          Interest accruing on the principal balance of this Revolving Note outstanding from time to time shall be due and payable by Maker on such dates and in accordance with the terms of the Credit Agreement. All amounts received on this Revolving Note shall be applied in accordance with the terms of the Credit Agreement.

          This Revolving Note is the "Revolving Note" referred to in the Credit Agreement, to which reference is made for the conditions and procedures under which advances, payments, readvances and repayments may be made prior to the maturity of this Revolving Note, for the terms upon which Maker may make prepayments from time to time and at any time prior to the maturity of this Revolving Note and the terms of any prepayment premiums or penalties which may be due and payable in connection therewith, and for the terms and conditions upon which the maturity of this Revolving Note may be accelerated and the unpaid balance of principal and accrued interest thereon declared immediately due and payable.

          If any installment of interest due under the terms of this Revolving Note falls due on a day which is not a Banking Day, the due date shall be extended to the next succeeding Banking Day and interest will be payable at the applicable rate for the period of such extension.

          All amounts payable under this Revolving Note shall be payable without relief from valuation and appraisement laws, and with all collection costs and attorneys' fees.

          The holder of this Revolving Note, at its option, may make extensions of time for payment of the indebtedness evidenced by this Revolving Note, or reduced the payments thereon, release any collateral securing payment of such indebtedness or accept a renewal Revolving Note or Revolving Notes therefor, all without notice to Maker or any endorser(s) and Maker and all endorsers hereby severally consent to any such extensions, reductions, releases and renewals, all without notice, and agree that any such action shall not release or discharge any of them from any liability hereunder. Maker and endorser(s), jointly and severally, waive demand, presentment for payment, protest, notice of protest and notice of nonpayment or dishonor of this Revolving Note and each of them consents to all extensions of the time of payment thereof.

          MAKER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG MAKER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS REVOLVING NOTE OR ANY OTHER RELATED DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE RELATED DOCUMENTS. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS REVOLVING NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF INDIANA WITHOUT REGARD TO ITS CHOICE OR CONFLICTS OF LAWS PROVISIONS. MAKER AGREES THAT THE COURTS OF THE STATE OF INDIANA LOCATED IN INDIANAPOLIS, INDIANA, AND THE FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF INDIANA, MARION COUNTY, HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL ACTIONS AND PROCEEDINGS INVOLVING THIS REVOLVING NOTE OR ANY OTHER AGREEMENT MADE IN CONNECTION HEREWITH AND MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTION OR PROCEEDING. MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING, INCLUDING ANY CLAIM THAT SUCH COURT IS AN INCONVENIENT FORUM, AND CONSENTS TO SERVICE OF PROCESS PROVIDED THE SAME IS IN ACCORDANCE WITH THE TERMS HEREOF. FINAL JUDGMENT IN ANY SUCH PROCEEDING AFTER ALL APPEALS HAVE BEEN EXHAUSTED OR WAIVED SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT.

          Baker and the Bank agree that upon the written demand of either party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Revolving Note, any related document or otherwise, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association. Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in the city nearest the Maker's address having an AAA regional office, or at any other place selected by mutual agreement of the parties. No act to take or dispose of any collateral shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This arbitration provision shall not limit the right of either party during any dispute, claim or controversy to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting, foreclosing upon or proceeding under forcible entry and detainer for possession of, any real or personal property, and any such action shall not be deemed an election of remedies. Such remedies include, without limitation, obtaining injunctive relief or a temporary restraining order, invoking a power of sale under any deed of trust or mortgage, obtaining a writ of attachment or imposition of a receivership, or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to Article 9 of the Uniform Commercial Code or when applicable, a judgment by confession of judgment. Any disputes, claims or controversies concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy concerning any collateral, including any claim to rescind, reform, or otherwise modify any agreement relating to the collateral, shall also be arbitrated; provided, however that no arbitrator shall have the right or the power to enjoin or restrain any act of either party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. Nothing in this arbitration provision shall preclude either party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.



          Executed and delivered this 2nd day of July 1998.


                               DMI FURNITURE, INC.,
                               a Delaware corporation

                               By:________________________________

                          Printed:_____________________________

                            Title:_______________________________

                                                  ("Maker")